EXHIBIT 99.1
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                             NEWS RELEASE


                               LANDAUER


                         For Immediate Release
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            LANDAUER, INC. INCREASES REGULAR CASH DIVIDEND
                  AND DECLARES FIRST QUARTER PAYMENT


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, Treasurer & CFO
      708-441-8311

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GLENWOOD, ILLINOIS, NOVEMBER 26, 2008   LANDAUER, INC. (NYSE: LDR)
announced today that its Board of Directors increased the regular quarterly cash dividend by 5% to $0.525 per share for the first quarter of fiscal 2009. This increase represents an annual rate of $2.10 per share compared with $2.00 last year. The dividend will paid on January 2, 2009 to shareholders of record on December 12, 2008.





ABOUT LANDAUER

Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.




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    Landauer, Inc.   2 Science Road   Glenwood, Illinois 60425-1586
     Telephone: 708.755.7000   Fax: 708.755.7011   landauerinc.com